Exhibit 99.1

[GENERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Senior Management Changes

Plymouth Meeting, PA -- July 28, 2005 -- Genaera Corporation (NASDAQ: GENR) today announced that John (Jack) L. Armstrong, Jr., Executive Vice President and Chief Operating Officer (COO), has been promoted to President and COO. In this capacity, Mr. Armstrong will lead the Company's day-to-day operations, including clinical development, manufacturing and business development.

"Jack's promotion is particularly timely given Genaera's successful advancement to an intensive phase of activities in our programs and corporate development," commented Roy C. Levitt, MD, Chief Executive Officer. "Jack is a consummate leader and manager and he brings many years of successful pharmaceutical development and operations experience to the job. With Jack's promotion, I am confident that our day-to-day operations are in excellent hands. I now have the opportunity to take a more strategic perspective and to devote more time to the global aspects of the chief executive role, particularly raising the profile of Genaera and EVIZON in the investor, medical and scientific communities."

Mr. Armstrong has over thirty-eight years of experience in the pharmaceutical industry. Prior to joining Genaera in 2003, he served as CEO of Mills Biopharmaceuticals, a subsidiary of UroCor, Inc., and as Vice President of Business Development at UroCor. Mr. Armstrong was also President and Chief Operating Officer at Oread, Inc., a fully integrated contract research organization.  Prior to that, he served in various executive positions, including as President of ENDO Laboratories, and President of the global manufacturing/quality division at DuPont Merck Pharmaceutical Company. Mr. Armstrong also served in numerous roles of increasing responsibility in manufacturing operations at Merck, Sharp and Dohme, Stuart Pharmaceuticals and Marion Merrell Dow.

"I am honored that Roy and the Board of Directors have asked me to take on this additional challenge," said Mr. Armstrong. "We have systematically and effectively grown our professional staff across various functions resulting in a strong, talented team of truly great people. Our clinical programs are progressing excellently and this is an exciting time at Genaera. I look forward to building a strong foundation for our programs to continue to grow."

Genaera also announced that Michael J. Gast, MD, PhD, will be stepping down from his role as Chief Medical Officer. Dr. Gast, who contributed to the start-up of the EVIZON Phase III program and towards the completion of the Phase II programs, will be continuing to provide his expertise to Genaera in a consultative role. "I am enthusiastic about Genaera's clinical programs and very much enjoy working with the people here," commented Dr. Gast. "However, I have made the personal decision to step back from the role of Chief Medical Officer to devote more time to my family and additional personal and professional endeavors."

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically "wet" age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease, including cystic fibrosis.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.